Associated Media Holdings, Inc
5150 East Pacific Coast Highway
Suite 300
Long Beach CA 90804

October 2, 2006

Mr. Peter Einstein
P.O. Box 502211
Dubai Media City
Dubai, UAE

RE: Board of Directors

Dear Mr. Einstein:

We are pleased to offer you a position as a member of the Board of Directors of Associated Media Holdings, Inc. ("ASMH"). Upon receiving your acceptance of this offer, the current Board of Directors will be expanded to six members, leaving vacant two Board seats vacant. Each board member serves for a one-year term or until a successor is duly elected and qualified. The current Board of Directors has the authority to and will elect you to fill one of those vacancies.

As a member of our Board, you will be expected to attend at least two meetings of the Board in person and otherwise participate in all meetings of the Board by telephone conference call. You also may be asked to serve on committees established by the Board.

ASMH compensates its non-employee Board members by granting options to purchase common stock pursuant to the Associated Media Holdings, Inc. 2006 Equity Compensation Plan ("Plan"). Currently, each non-employee director is granted a nonqualified stock option to purchase 300,000 shares of our common stock upon his or her election to the Board. All options will have an exercise price equal to the fair market value of a share of common stock on the date of grant, determined in accordance with the Plan ($0.50 per share as of the date of this letter), and will vest in one-third increments on the first, second and third year anniversaries following the date of grant. The actual date of grant with respect to the initial option will be the date on which the Board enters a resolution appointing you to the Board. As noted above, Board members serve one-year terms and are re-elected on an annual basis. If you are not re-elected or otherwise decline to stand for re-election to the Board, options that are not yet vested and exercisable as of the last day of your service as a Board member generally shall terminate. Options that are vested and exercisable as of the date of termination generally shall remain vested and exercisable for 90 days following the date of termination. All other terms and conditions of the options are set forth in the Plan and in an option grant agreement that will be executed in connection with the grant. Pre-approved and documented expenses will also be reimbursed by ASMH, which, in your case, are also subject to the terms and conditions of your consulting agreement.

In addition to the indemnification provisions included in ASMH's charter, we also have agreed to indemnify our directors and officers pursuant to the enclosed Indemnification Agreement. Please review and execute the attached Indemnification Agreement at your convenience. In addition, ASMH currently maintains directors' and officers' liability insurance. Should you wish to review the policy, you may contact Bill Nosal at 562-986-4800.

As we discussed, ASMH is entering one of the most significant growth phases in our company's short history. In order to accelerate this phase, we value the participation of accomplished people with your experience and reputation to advise us through this growth.

We are excited about the support that you can provide to us.

Sincerely,

Associated Media Holdings, Inc.

By: ______________________

Name: Darryl Franklin

Title: Chairman and Chief Executive Officer

Agreed and Accepted:

____

Peter Einstein

Dated: 5/10/06